Exhibit 99.4


Release No.: 138-8-9

Contact: Kelly Stoner (Media Relations)
(503) 821-5281
Bill Hebert (Investor Relations)
(503) 821-5311

FOR RELEASE TUESDAY, AUGUST 24, 1999 AT 9:00 AM EST

Louisiana-Pacific To Acquire Evans Forest Products, Ltd.

US$90 Million Transaction To Strengthen L-P's Position In Growing Engineered Wood Market

(Portland, Oregon; August 24, 1999) Louisiana-Pacific Corporation announced today that it has signed a definitive agreement to purchase Evans Forest Products, Ltd., a leading Canadian producer of engineered wood and lumber products.

Evans is a private company based in southeastern British Columbia whose assets include a new laminated veneer lumber (LVL) mill, plywood facility, and a sawmill that specializes in producing a wide range of Western Red Cedar products. Included in the transaction are two forest licenses and a tree farm license that will provide access to approximately 610,000 cubic meters of wood per year.

"Evans Forest Products offers a highly trained work force and modern, state-of-the-art LVL facilities. It further complements and strengthens our rapidly growing engineered wood products business, particularly laminated veneer lumber," said Mark A. Suwyn, Louisiana-Pacific Chairman and CEO. "This acquisition strategically positions L-P to better serve rapidly growing West Coast markets in the U.S. and will help further develop the company's presence in British Columbia."

The sale is subject to approval by regulatory agencies in the United States and Canada, the successful transfer of Evan's forest licenses and other customary closing conditions. The total transaction value is approximately $90 million U.S. plus a working capital adjustment at the time of closing. Finalization of the sale is expected to be completed during the fourth quarter of 1999.

Louisiana-Pacific, now in its 26th year of operation, is a major building products company headquartered in Portland, Oregon, with manufacturing facilities throughout the United States and in Canada and Ireland. Visit L-P's website at www.LPCorp.com.

FORWARD LOOKING STATEMENTS
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Some statements in this release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include, without limitation, statements regarding the outlook for future operations, forecasts of future costs and expenditures, the outcome of legal proceedings, plans for product development, new facilities and acquisitions, evaluation of market conditions, and the adequacy of reserves. Investors are cautioned that forward-looking statements are subject to an inherent risk that actual results may vary materially from those described herein. Factors that may result in such variance, in addition to those set forth above, include changes in interest rates, commodity prices, and other economic conditions; actions by competitors; changing weather conditions and other natural phenomena; actions by government authorities; uncertainties associated with legal proceedings; technological developments; risks associated with acquiring new businesses; future decisions by management in response to changing conditions; and invalidity of the beliefs and assumptions underlying such forward-looking statements.

Copyright (C) 1999 Louisiana-Pacific Corporation.  All rights reserved.